Exhibit 10

TRUST AGREEMENT

BETWEEN

VORNADO REALTY TRUST AND

THE CHASE MANHATTAN BANK

Dated as of December 2, 1996

TRUST AGREEMENT

BETWEEN

VORNADO REALTY TRUST

AND

THE CHASE MANHATTAN BANK

          This TRUST AGREEMENT, dated as of December 2, 1996 (the “Trust Agreement”), between Vornado Realty Trust, a Maryland real estate investment trust, having its principal offices at Park 80 West, Plaza II, Saddle Brook, New Jersey 07663 (the “Employer”), and The Chase Manhattan Bank, a New York banking corporation, having offices located at 1 Chase Manhattan Plaza, New York, New York 10005 (the “Trustee”).

W I T N E S S E T H:

          WHEREAS, the Employer has entered into (i) an Employment Agreement (the “Employment Agreement”), dated December 2, 1996 (a copy of which is attached hereto as Exhibit A), (ii) a Deferred Compensation Agreement dated as of December 2, 1996 (the “Deferred Compensation Agreement”) (a copy of which is attached hereto as Exhibit B), and (iii) a Convertible Units Agreement, dated as of December 2, 1996 (the “Convertible Units Agreement”) (a copy of which is attached hereto as Exhibit C, under which the Employer has agreed to provide certain deferred compensation benefits specified therein to Mr. Michael D. Fascitelli (the “Executive”), and, in order to accumulate the amounts necessary to satisfy the obligations of the Employer under the Deferred Compensation Agreement and the Convertible Units Agreement, the Employer wishes to establish an irrevocable grantor trust under this Trust Agreement (the “Trust”);

          WHEREAS, the Deferred Compensation Agreement and the Convertible Units Agreement, are sometimes referred to collectively herein as the “Agreements”; and

          WHEREAS, the establishment of the Trust shall not reduce or otherwise affect the Employer's obligation, if any, to pay any benefits provided under the Agreements, except that the Employer's obligation or liability to pay benefits under the Agreements shall be offset by amounts actually paid from the Trust with respect thereto; and

          WHEREAS, the Trustee is willing to act as Trustee under this Trust Agreement upon all of the terms, provisions and conditions hereinafter set forth; and

          WHEREAS, the Trust is intended to be a “grantor trust” with the result that the corpus and income of the Trust will be treated as assets and income of the

Employer pursuant to and for the purposes of Sections 671 through 679 of the Internal Revenue Code of 1986, as amended (the “Code”); and

          WHEREAS, it is the intention of the Company to make contributions to the Trust to provide itself with a source of funds to assist it in the meeting of its liabilities under the Agreements;

          WHEREAS, the Trust is intended to constitute an unfunded arrangement and shall not affect the status of the Agreements as unfunded arrangements;

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the Employer and the Trustee agree as follows:

          Section 1.   Creation of Trust.

          1.1   Trustee. The Chase Manhattan Bank shall be the Trustee of the Trust created by this Trust Agreement, and shall serve as the Trustee until its removal or resignation in accordance with Section 8 hereof. The Trustee accepts the Trust created hereunder upon the terms set forth herein, and agrees to discharge and perform faithfully all of the duties and obligations imposed hereunder. The purpose of the Trust is to assure that the Employer’s obligations to the Trust Beneficiaries (as defined below in Section 1.3) pursuant to the Agreements is fulfilled. The Trust is intended to be a grantor trust, within the meaning of Sections 671 through 679 of the Code. The Trust is not designed to qualify under Section 401 of the Code.

          1.2  Trust Fund.  Subject to the terms and provisions of this Trust Agreement, the Trustee hereby acknowledges its receipt from the Employer of (i) Five Million Dollars $5,000,000.00 in cash (the “Cash Deposit”), and (ii) Four hundred fifty nine thousand seven hundred and seventy (459,770) validly issued, fully paid and non-assessable common shares of beneficial interest, par value $0.04 per share (the “Stock Deposit”), of the Employer (the “Employer Stock”), as an initial contribution to the Trust under the Agreements and agrees to accept additional sums of money and other property as contributions to the Trust as from time to time shall be paid or delivered to the Trustee by the Employer. All such money and other property, together with the income thereon and increments thereto, shall constitute the trust fund (the “Trust Fund”) to be held in accordance with the terms of this Trust Agreement.

          1.3  Benefit of Employees.  The Trust created and maintained under this Trust Agreement shall be irrevocable by the Employer. The principal of the Trust shall be held separate and apart from other funds of the Employer and the Trust Fund shall be accumulated and held for the exclusive purpose of providing benefit payments to (or with respect to) the Executive and/or the Executive’s designated beneficiaries (the “Trust Beneficiary(ies)”) in accordance with the terms and provisions of the Agreements and this Trust Agreement, until all payments required in accordance with the terms of the Agreements and this Trust Agreement have been made, or the assets of the Trust Fund have otherwise been fully paid to the Trust Beneficiaries. Except as provided herein, the

Trust Beneficiaries shall have no preferred claim on, or any specific beneficial ownership interest in, any assets of the Trust Fund. Any rights created under the Agreements and this Trust Agreement shall be mere unsecured contractual rights of Trust Beneficiaries against the Employer. Any assets held by the Trust Fund shall at all times be subject to the claims of the general creditors of the Employer under federal and state law as set forth in Section 4 below.

          1.4 Valuation of Trust Fund.  The Trust Fund shall be valued as of the close of business on the last business day of each month, or more or less frequently as may be agreed upon by the Employer, the Trustee and the Executive (or his legal representative).

          1.5 Participant Data.  In addition to the schedule referred to in Section 3.2, the Employer shall from time to time, as is reasonably necessary, provide information to the Trustee regarding the Trust Beneficiaries and the amount and determination of benefits payable under the Agreements (the “Trust Beneficiary Data”). In any event, the Employer shall furnish the Trustee with the Trust Beneficiary Data at least once each fiscal year. The Trust Beneficiary Data shall include, but not be limited to, (i) the name, address, date of birth, and social security number of each Trust Beneficiary; (ii) the estimated amount and form of benefits under the Agreements of each Trust Beneficiary; and (iii) any other information regarding the Agreements which the Trustee may reasonably request or which the Employer or a Trust Beneficiary may reasonably deem necessary.

          1.6 Trustee Not Responsible for Funding.  The Trustee shall be under no obligation to collect any contributions or other payments to be made to the Trustee by the Employer. All responsibility for the determination of the amount, timing and type of contributions or other payments made to the Trustee, shall be that of the Employer or its designee, and not the Trustee.

          1.7 Additional Contributions.  If, on December 31st of each calendar year (commencing December 31, 1997), the fair market value of the Stock Deposit in the Trust Fund is less than the fair market value of the unpaid obligations of the Employer to the Executive under the Convertible Units Agreement, the Employer shall forthwith contribute additional shares of Employer Stock or cash to the extent necessary to eliminate any such underfunding as of such December 31.

          Section 2.  Investment of Trust Fund and Administrative Powers of the Trustee.

          2.1 Designation of Investment Managers; Investment Accounts.  The Trust Fund shall be maintained as a single investment account or shall be divided for purposes of investment into such number of accounts as the Trustee shall deem advisable.

          2.2 Authority Over Investment.  Subject to the following, the Trustee shall have discretion with respect to the investment of the Trust Fund at all times;

provided, however, that (a) the Trustee shall, first in respect of the Cash Deposit, invest, unless the Executive directs otherwise, the Trust Funds in United States of America government securities, money market funds, and/or money market deposits (including deposits issued by the Trustee) all having a maturity of not more than one year, in all cases, subject to the fiduciary duty of the Trustee under New York State Law not to commit a breach of trust, (b) the Trustee shall, in respect of the Stock Deposit, follow the directions of the Employer, subject to the fiduciary duty of the Trustee under New York State Law not to commit a breach of trust, (c) whenever the Trustee does not, in exercising its investment power hereunder, (i) in the case of the Cash Deposit, follow the directions of the Executive, or (ii) in the case of the Stock Deposit, follow the directions of the Employer, the Trustee shall submit its proposed investment for the approval of the Chief Financial Officer of the Employer (the “CFO”) and the CFO shall have the authority to reject any proposed investment that the CFO determines in good faith would create a reasonable likelihood that (1) the Employer would fail to qualify as a real estate investment trust (a “REIT”) for federal income tax purposes in any taxable year, (2) the Employer would be subject to an excise tax, including the excise tax on “prohibited transactions” described in Section 857(a) of the Internal Revenue Code of 1986, as amended (the “Code”), or (3) an excess inclusion would be allocated to the Employer’s shareholders under Section 860E(d) of the Code, and (d) the CFO shall have the authority to require the disposition and reinvestment of any investment selected by the Trustee the continued ownership of which the CFO determines in good faith would create a reasonable likelihood of the occurrence of an event described in clause (c) (1), (2) or (3)

          2.3  Investment Powers of Trustee.  Subject to the specific provisions of this Section 2, the Trustee shall have the power:

(a) to purchase, receive or subscribe for any securities or other property, and to retain in trust such securities or other property, without being limited to the classes of property in which trustees are authorized to invest by any law or any rule of court of any state and without regard to the proportion any such property may bear to the entire amount of the Trust Fund;

(b) to retain any securities issued by the Employer and received by the Trustee, and to invest in securities (including stock or rights to acquire stock) or obligations issued by the Employer;
(c) to sell for cash or on credit, to grant options, convert, redeem, exchange for other securities or other property, or otherwise to dispose of any securities or other property held by it;
(d) to vote in person or by proxy, or to refrain from voting, in respect of any securities held by the Trust Fund, and to give general or special proxies or powers of attorney with or without power of substitution, and to exercise any conversion privileges, subscription rights or other options; to oppose or consent to reorganizations, recapitalization, consolidations, mergers and similar transactions with respect to such securities; and generally to exercise any of the powers of an owner with respect to any securities or other property held by the Trust Fund;
(e) with respect to any investment, to consent or object to or otherwise request any action or nonaction;
(f) to settle, compromise or submit to arbitration any claims, debts or damages due or owing to or from the Trust Fund;
(g) to commence or defend suits or legal proceedings and to represent the Trust Fund in all suits or legal proceedings in any court or before any other body or tribunal and the Trustee shall be indemnified for all reasonable expenses in connection therewith, including, without limitation, reasonable counsel fees;

(h) to temporarily hold uninvested any monies received by it, without liability for interest thereon, until such monies shall be invested, reinvested or disbursed;
(i) to register or cause to be registered at the Employer's cost any securities or other property held by it hereunder in its name or in the name of any nominee with or without indication of the capacity in which the securities shall be held, and to hold any securities in bearer form;

(j) to employ suitable agents and legal counsel, who may not be counsel for the Employer (unless the Executive consents thereto in writing), or the Executive (unless the Employer consents thereto in writing), and, as part of its reimbursable expenses under this Trust Agreement, to pay such agents' and counsels' reasonable compensation and expenses;

(k) to appoint one or more individuals or corporations as custodian(s) of any property and, as part of its Employer reimbursable expenses under this Trust Agreement, to pay the reasonable compensation and expenses of any such custodian(s);

(l) for the purpose of the Trust Fund, to borrow money in such amounts and upon such terms and conditions as shall be deemed advisable or proper to carry out the purposes of the Trust Fund, from others, to issue its promissory note or notes therefor, and to secure the repayment thereof by pledging any property held by it;

(m) to invest at The Chase Manhattan Bank in any type of interest bearing investment (including, but not limited to, savings accounts, money market accounts, certificates of deposit and repurchase agreements) and (ii) temporarily in non-interest bearing accounts (including, but not limited to, checking accounts); and

(n) generally to do all actions which the Trustee may deem necessary or desirable for the protection of the Trust Fund.

          2.4  Maintaining Separate Accounts.  In addition to the records and accounts maintained under Section 7.1 and to the extent deemed necessary or appropriate by the Employer and/or the Trustee, for tax reasons or otherwise, the Trustee shall establish and maintain separate bookkeeping accounts or other records for each of the Trust Beneficiaries.

          2.5  Specimen Signatures.  After the execution of this Trust Agreement, the Employer shall promptly file with the Trustee a certified list of the names and specimen signatures of the officers of the Employer and any other delegee(s) authorized to act for it. The Employer shall promptly notify the Trustee of the addition or deletion of any person’s name to or from such list, respectively. Until receipt by the Trustee of notice that any person is no longer authorized so to act, the Trustee may continue to rely on the authority of the person. All certifications, notices and other communications by any such person or persons to the Trustee shall be in writing signed by such person or persons. The Trustee may rely on any such certification, notice or other communications purporting to have been signed by or on behalf of such person or persons that the Trustee believes to have been signed thereby. The Trustee may rely on any certification, notice or other communication of the Employer that the Trustee believes to have been signed by a duly authorized officer or agent of the Employer. The Trustee shall have no responsibility for acting or not acting in reliance upon any notification believed by the Trustee to have been so signed by a duly authorized officer or agent of the Employer. If at any time there is no person authorized to act under this Trust Agreement on behalf of the Employer, the Board of Directors of the Employer (the “Board”) shall have the authority to act hereunder.

          2.6  Standard of Care.  The Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims and the Trustee shall not be liable for any action or failure to act except if such action or failure to act constitutes negligence or willful misconduct. The duties of the Trustee shall only be those specifically undertaken pursuant to this Trust Agreement or by means of a separate written agreement. The Trustee may consult with legal counsel (who may not be counsel for the Executive (unless the Employer consents thereto in writing) or for the Employer (unless the Executive consents thereto in writing)) with respect to any of its duties or obligations hereunder, and shall be fully protected in acting or refraining from acting in accordance with the reasonable advice of such counsel.

          2.7  No Power to Carry on Business.  Notwithstanding any powers granted to the Trustee pursuant to the Trust Agreement or applicable law, the Trustee shall not have any power that could give the Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of Section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Code.

          2.8  Trust Asset Rights.  All rights associated with assets of the Trust Fund shall be exercised by the Trustee or the person designated by the Trustee, and shall in no event be exercisable by or rest with Trust Beneficiaries, except that voting rights with respect to Employer Stock will rest with the Employer.

          Section 3.  Payments to Trust Beneficiaries.

          3.1  No Vesting in Trust Assets.  Except as set forth in the Agreements, the establishment of the Trust and the payment or delivery by the Employer to the Trustee of money or other property acceptable to the Trustee shall not vest in any of the Trust Beneficiaries any right, title or interest in and to any specific assets of the Trust Fund nor shall the Trust Beneficiaries’ rights be greater than any other unsecured general creditor of the Employer.

          3.2  Determination of Payments to be Made to Trust Beneficiaries.

3.2.1 In accordance with the terms and provisions of the Agreements and, if consistent with the Agreements, the instructions of the Employer and the Executive (or any other Trust Beneficiary), the Trustee shall make payments of benefits to the Trust Beneficiaries from the Trust Fund, if and only to the extent such assets are available for distribution, in accordance with a schedule of payments to be furnished jointly and in good faith by the Employer and the Executive to the Trustee from time to time or upon demand of the Trustee. Any such payment shall be subject to required income tax withholding under Section 3.4 below.

3.2.2 For the purpose of determining (and except as provided below in this Section 3.2) any benefits payable, the Trustee may, notwithstanding anything to the contrary in this Agreement, rely in all cases on the most recent schedule of payments furnished it by the Employer and the Executive or the Trustee may demand that an updated schedule of benefits be furnished it by the Employer and the Executive. In addition, if the Employer and the Executive fail to provide the Trustee with a proper schedule of benefits within a reasonable time after such demand is made or if a Trust Beneficiary claims and reasonably demonstrates to the satisfaction of the Trustee that such Trust Beneficiary has not received the correct payment under the terms and provisions of the Agreements, the Trustee may also rely on any reasonable information provided to the Trustee in writing by any Trust Beneficiary; provided, however, that such information is disclosed to the Employer and the Employer does not object within five (5) business days. If the Employer does object within such five day period, the Trustee shall retain any disputed amounts pending resolution of the dispute. The Trustee may take such reasonable steps as it, in its sole discretion, deems necessary to verify any claim by any Trust Beneficiary that such Trust Beneficiary has become entitled to receive payments under the Agreements and to verify any information provided by such Trust Beneficiary as to the proper amount of such benefits and the manner of payment.
3.2.3 All payments made hereunder in cash shall be by wire transfer to a designated bank or other account maintained by the Trust Beneficiary to whom such payment is to be made, or, if no wire transfer instructions have been given to the Trustee, mailed by certified check to the last address furnished to the Trustee by such Trust Beneficiary, or, if no address has been furnished by the Trust Beneficiary, to the last address furnished by the Employer. All payments made hereunder in the form of stock or other equity interests shall be deposited in an account designated by the Executive (or any other Trust Beneficiary) and maintained at a brokerage firm selected by the Executive (or any other Trust Beneficiary).

3.2.4. Except as provided in Section 3.2.5, if the Executive has not voluntarily terminated his employment with the Employer without “Good Reason” (as defined in the Employment Agreement) prior to December 2, 1997 (a “Voluntary Termination”), any payments pursuant to this Section 3.2 shall be made without instruction or approval of the Employer and shall be made by the Trustee despite any instruction of the Employer to the contrary. In the event the Executive’s termination of employment is finally determined to be a Voluntary Termination prior to December 2, 1997 the Trustee shall return the Trust Fund to the Employer.

3.2.5 In the event of any termination of the Executive’s employment prior to December 2, 1999, the Executive or any other Trust Beneficiary shall be entitled to deliver the Trustee an affidavit (the “Conversion Notice”) setting forth the level of accelerated convertibility the Executive (or such other Trust Beneficiary) believes is due under the Convertible Units Agreement as a result of the termination of the Executive’s employment. A copy of the Conversion Notice shall be delivered to the Employer. Unless the Trustee receives written objection from the Employer within the later of (a) five (5) business days after receipt by the Trustee of such notice and (b) the scheduled payment date, the Trustee shall conclude that the convertibility set forth in the Conversion Notice is correct and shall treat the Units as convertible in accordance with the instructions set forth in the Conversion Notice. If the Employer makes an objection during the period referred to in the preceding sentence, the Trustee shall only retain any disputed amounts in excess of an amount equal to $43.50, subject to adjustment under Section 8 of the Convertible Units Agreement, multiplied by the then outstanding number of Units which are the subject of and affected by any such dispute pending the resolution of the dispute pursuant to Section 14.7 hereof. The Trustee shall have no responsibility for and shall incur no liability with respect to any payment made pursuant to this Section 3.2.

          3.3  Employer Continues to be Liable for Payments.  Notwithstanding that Trust Beneficiaries may from time to time receive payments from the Trust Fund, the Employer shall remain primarily responsible to pay any and all benefits due under the terms and provisions of the Agreements. The Employer may, in its sole discretion, make payment of benefits directly to Trust Beneficiaries as they become due under the terms of the Agreements. The Employer shall notify the Trustee of its decision to make payment of benefits directly prior to the time amounts are payable to Trust Beneficiaries. The Employer’s liability to make the payments to any Trust Beneficiary under the Agreements shall be reduced dollar for dollar to the extent such payments are actually made from the Trust Fund. If the Trust Fund is not sufficient to make one or more payments to any Trust Beneficiary, the Employer shall make such payment or the balance of such payment as it falls due.

          3.4  Withholding of Taxes.  The Trustee shall commence distributions from the Trust Fund in accordance therewith to the person or persons so indicated therein and shall distribute to the Employer, as directed by the Employer, for remittance to the appropriate taxing authority the amounts of any taxes required to be withheld. The Employer shall have full responsibility for the proper remittance of all withholding taxes to the appropriate taxing authority and shall furnish the Executive or his Beneficiary and the Trustee with the appropriate tax information form reporting the amounts of such distributions and any withholding taxes.

          3.5  Other Payment.  Except as otherwise provided herein, in the event of any final determination by the Internal Revenue Service or, if the Executive contests such determination by the Internal Revenue Service, a court of competent jurisdiction after December 2, 1997 which determination is not appealable or the time for appeal or protest of which has expired, or the receipt by the Trustee after December 2, 1997 of a substantially unqualified opinion of tax counsel selected by the Trustee and reasonably satisfactory to the Executive, which determination determines, or which opinion opines, that any Trust Beneficiary is subject to Federal income taxation on amounts held in trust hereunder prior to the distribution to the Trust Beneficiary of such amounts, the Trustee shall, on receipt by the Trustee of such opinion or notice of such determination pay to such Trust Beneficiary the portion of the Trust corpus includible in such Trust Beneficiary’s Federal gross income and, to the extent only of such payment, the Employer’s obligation to the Trust Beneficiary for Benefits under the Agreements shall be satisfied.

          Section 4.   Cessation of Benefit Payments in the Event Employer Becomes Insolvent.

          4.1  Insolvency.  The Board, the chief executive officer and/or the chief financial officer of the Employer shall have the fiduciary duty and responsibility, and shall be obligated, to give the Trustee prompt written notice in the event that the Employer becomes Insolvent, as defined below. The Employer shall be considered to be “Insolvent” for purposes of this Trust Agreement if (a) the Employer is unable to pay debts as they become due; (b) the Employer is subject to a pending proceeding as a debtor under the United States Bankruptcy Code. If so informed, or if the Trustee has determined or has actual knowledge that the Employer is Insolvent, the Trustee shall discontinue the payment of benefits from the Trust Fund, shall hold the assets of the Trust Fund for the benefit of the Employer’s general creditors.

          4.2  Alleged or Reported Insolvency.  If at any time (i) any person claiming to be a creditor of the Employer alleges in writing to the Trustee that the Employer has become Insolvent, or (ii) the Trustee is served with any order, process or paper from which it appears that an allegation to the effect that the Employer is Insolvent has been made in a judicial proceeding, or, the Trustee shall independently determine, within 60 days after receipt of such claim, allegation, notice or knowledge, whether the Employer is Insolvent, and pending such determination, the Trustee shall discontinue the payment of benefits from the Trust Fund, and shall hold the Trust Fund for the benefit of the Employer’s creditors. If the Trustee determines that the Employer is Insolvent, the Trustee shall continue to hold the Trust Fund for the benefit of the Employer’s creditors and shall deliver the undistributed principal and income in the Trust Fund to satisfy claims of the general creditors only as directed by a court of competent jurisdiction.

          4.3  No Trustee Duty of Inquiry.  Unless the Trustee has actual knowledge of the Employer’s Insolvency, or has received notice from the Employer or a person claiming to be a creditor alleging that the Employer is Insolvent, the Trustee shall have no duty to inquire whether the Employer is Insolvent. The Trustee may in all events rely on such evidence concerning the Employer’s solvency as may be furnished to the Trustee and that provides the Trustee with a reasonable basis for making a determination concerning the Employer’s solvency.

          4.4  Trust Assets Used to Satisfy Creditor’s Claims.  At all times during the continuance of this Trust, the Trust Fund shall be subject to the claims of the general creditors of the Employer to the extent set forth in this Trust Agreement. The Trustee shall not be liable to anyone in the event that the payment of benefits is discontinued pursuant to this Section 4. Nothing in this Trust Agreement shall in any way enlarge or diminish the rights of Trust Beneficiaries in the event the Employer is Insolvent to pursue their rights as general creditors of the Employer with respect to any benefit payments due under the Agreements or otherwise.

          4.5  Resumption of Payments to Trust Beneficiaries.  The Trustee shall resume payment of benefits from the Trust Fund only upon receipt of an order of a court of competent jurisdiction requiring such payment or upon the Trustee’s determination that the Employer is not Insolvent (or is no longer Insolvent); provided, however, that in the event payment of benefits is discontinued by reason of or due to a court order or injunction, the Trustee shall resume payment of benefits only upon receipt of an order of a court of competent jurisdiction authorizing such payment. If the Trustee discontinues payments to the Trust Beneficiaries from the Trust Fund pursuant to Section 4, and subsequently resumes such payments, the first payment to each Trust Beneficiary following such discontinuance shall include the aggregate amount of all payments which would have been made to such Trust Beneficiary (together with interest at the rate determined pursuant to Section 1274 of the Code on the amount delayed) in accordance with the terms of this Trust Agreement, less the aggregate amount of any payments made to the Trust Beneficiary by the Employer with respect to the Agreements during such period of discontinuance. In determining the amount so payable, the Trustee may conclusively presume that the Employer has not made any such payment unless, prior to the Trustee making a payment, it has received a written certification by the Employer of the dates on and amounts in which such payments were made. Any such written certification by the Employer shall be subject to verification and confirmation by the appropriate Trust Beneficiaries (which shall not be unreasonably withheld or delayed).

          Section 5.   Employer’s Substitution Rights.  In addition to required contributions under Sections 1.2 and 1.7 of this Trust Agreement, the Employer, in its sole discretion, may make periodic contributions to this Trust. The Employer shall also have the right at any time, and from time to time in its sole discretion, to substitute assets of equal fair market value for Employer Stock held by the Trust, which right is exercisable by the Employer in a nonfiduciary capacity without the approval or consent of any person in a fiduciary capacity.

          Section 6.  Compensation and Indemnification of Trustee and Payment of Expenses and Taxes.

          6.1  Compensation.   The Trustee shall receive as its compensation and as reimbursement for its expenses such amounts (and at such times) as shall be agreed upon in writing from time to time between it and the Employer. The Trustee’s rights to compensation hereunder shall be preserved in the case of an insolvency of the Employer or other termination of this Agreement, to the fullest extent permitted under local law.

          6.2  Indemnification

(a) The Trustee will not be compelled to take any action toward the execution or enforcement of the Trust or to prosecute or defend any suit in respect thereof, unless indemnified against loss, costs, liability and expense or there are sufficient assets in the Trust Fund to provide such indemnity; and the Trustee will be under no liability or obligation to anyone with respect to any failure on the part of the Employer to perform any of the Employer's obligations under the Trust Agreement or the Agreements. Nothing in this Trust Agreement shall be construed as requiring the Trustee to make any payment in excess of amounts held in the Trust Fund at the time of such payment or otherwise to risk the Trustee's own funds.

(b) The Employer hereby agrees to indemnify and hold harmless the Trustee from and against any losses, costs, damages, claims or expenses, including without limitation reasonable attorneys' fees, which the Trustee may incur or pay out in connection with, or otherwise arising out of, either the performance by the Trustee of its duties hereunder or the Trustee's status as such, except for any act or omission constituting negligence or willful misconduct. Any amount payable to the Trustee under Section 6.1 or this Section 6.2(b) and not previously paid by the Employer pursuant to this Trust shall be paid by the Employer promptly upon demand therefor by the Trustee or, if the Trustee so chooses, in its sole discretion, from the Trust Fund. In the event that payment is made hereunder to the Trustee from the Trust Fund, the Trustee shall promptly notify the Employer in writing of the amount of such payment. The Employer agrees that, upon receipt of such notice, it will deliver to the Trustee to be held in the Trust Fund an amount in cash, or marketable securities having a fair market value equal to such amount, or some combination thereof, equal to any payments made from the Trust Fund to the Trustee pursuant to Section 6.1 or this Section 6.2(b). The failure of the Employer to transfer any such amount shall not in any way impair the Trustee's right to indemnification, reimbursement and payment pursuant to Section 6.1 or this Section 6.2(b).

          6.3  Trust Expenses.  All reasonable expenses of administering the Trust, including, without limitation, advances for or prompt reimbursement of reasonable expenses of counsel, custodians and other agents employed by the Trustee, shall be paid by the Employer.

          6.4   Taxes.  All taxes of any kind that may be levied or assessed upon the Trust Fund shall be paid by the Employer.

          Section 7.  Records and Valuation.

          7.1  Records.   The Trustee shall maintain accurate and detailed records and accounts of all investments, receipts, disbursements and other transactions made by it with respect to the Trust Fund. All accounts, books and records relating to the Trust shall be open at reasonable times to reasonable inspection and audit by the Employer and the Trust Beneficiaries. No Trust Beneficiary (in such capacity) shall, however, have access to information about another Trust Beneficiary or his or her interest in the Trust Fund.

          7.2   Accounting.  The Trustee shall file monthly with the Employer and the Executive a written account setting forth all investments, receipts, disbursements and other transactions made during the preceding month, including, without limitation, a description of all investments and securities purchased and sold with the cost or net proceeds of such purchases or sales and showing all cash, securities and other property held at such time. Upon the expiration of ninety (90) days from the date of filing a monthly or other account, the Trustee shall, to the maximum extent permitted by applicable law, be forever released and discharged from all liability and accountability with respect to all matters set forth therein except with respect to any specific matters as to which the Employer and the Trust Beneficiaries shall within such 90-day period file with the Trustee written objections. No other accounts or reports shall be required to be given to the Employer and the Trust Beneficiaries except monthly statements of holdings and transactions or as otherwise stated herein or agreed to in writing by the Trustee.

          7.3  Trustee’s Right to Judicial Settlement.  Nothing contained in this Trust Agreement shall be construed as depriving the Trustee, the Employer or any Trust Beneficiary of the right to have a judicial settlement of the Trustee’s accounts and expenses, and upon any proceeding for a judicial settlement of the Trustee’s accounts, or for instructions, the only necessary parties thereto in addition to the Trustee shall be the Employer and the Trust Beneficiaries at the time of the commencement of such proceeding.

          7.4  Delivery of Records to Successor Trustee.  In the event of the removal or resignation of the Trustee, the Trustee shall deliver to the successor Trustee all records which shall be required by the successor Trustee to enable it to carry out the provisions of this Trust Agreement.

          Section 8.   Removal, Resignation and Appointment of Trustee.

          8.1  Resignation and Removal of Trustee.  The Trustee may resign at any time by delivering written notice thereof to the Employer; provided, however, that no such resignation shall take effect until the earlier of (i) sixty (60) days from the date of delivery of such notice to the Employer, unless such notice period is waived in whole or in part by the Employer or (ii) the appointment of a successor trustee pursuant to Section 8.2. The Trustee may be removed at any time by the Employer by delivering to the Trustee a certified copy of such resolution. Such removal shall take effect upon the later of (i) thirty (30) days from the date of delivery of such resolution, unless such notice period is waived in whole or in part by the Trustee or (ii) the appointment of a successor trustee pursuant to Section 8.2. Anything to the contrary notwithstanding, the Trustee shall continue to serve as trustee, and to receive its compensation and reimbursement of its expenses, until its successor is appointed and accepts the trust and receives delivery of the Trust Fund.

          8.2  Successor Trustee.  Upon the resignation or removal of the Trustee, a successor trustee shall be appointed by the Employer, and such appointment shall take effect upon the delivery to the Trustee of (a) a written appointment of such successor trustee, duly executed by the Employer, and (b) a written acceptance by such successor trustee, duly executed by an authorized officer; provided, however, that such appointment shall be effective only with the written consent of the Trust Beneficiaries under the Trust. If, in such case, the Employer and the Trust Beneficiaries are unable to agree upon a successor trustee within sixty (60) days after such notice, the Trustee shall be entitled, at the sole expense of the Employer, to petition a United States District Court in New York City or any of the Courts of the State of New York having jurisdiction to appoint its successor in accordance with this Section 8.2. Such successor trustee shall be a commercial bank or trust company which is established under the laws of the United States or a State within the United States and which is not an affiliate of the Employer.

Any successor trustee shall have all the rights, powers and duties granted the Trustee hereunder. Upon the resignation or removal of the Trustee and the appointment of a successor trustee, and after the acceptance and approval of its account, the Trustee shall transfer and deliver the Trust Fund to such successor. Under no circumstances shall the Trustee transfer or deliver the Trust Fund to any successor which is not a bank or trust company as hereinabove defined.

          Section 9.   Enforcement of Trust Agreement and Legal Proceedings.   The Employer shall have the right to enforce any provision of this Trust Agreement, and, subject to the terms and provisions of this Trust Agreement, any Trust Beneficiary shall have the right as a beneficiary of the Trust to enforce any provision of this Trust Agreement that affects the rights or interests, if any, of such Trust Beneficiary in the Trust. Except as may otherwise be set forth herein, in any actions or proceedings affecting the Trust, the only necessary parties shall be the Employer, the Trust Beneficiaries, and the Trustee and, except as otherwise required by applicable law, no other person shall be entitled to any notice or service of process. Any judgment entered in such an action or proceeding shall to the maximum extent permitted by applicable law be binding and conclusive upon all persons having or claiming to have any interest in the Trust. Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition without invalidating the remaining provisions hereof.

          Section 10.   Termination of Trust. The Trust shall terminate when all amounts payable under the Agreements have been paid to the Trust Beneficiaries or the Trust Fund has been exhausted; provided, however, that the Trust shall terminate in any event upon the expiration of twenty-one (21) years after the death of the last survivor of the group of persons consisting of all employees of the Employer who are living on the date of the execution of this Trust Agreement. Trust assets then remaining, if any, shall be paid by the Trustee to the Employer. Upon completing such payment, the Trustee shall be relieved and discharged of all liabilities and obligations hereunder. The powers of the Trustee shall continue as long as any part of the Trust Fund remains in its possession.

          Section 11.   Right to Amend.  This Trust Agreement may be amended by a written instrument executed by the Trustee and the Employer; provided, however, that no such amendment shall be permitted if it would (a) cause the Trust to be revocable or to cease to constitute a grantor trust under the Code, or (b) be in conflict in any way or manner with the terms of the Agreements and/or adversely affect in any way or manner any Trust Beneficiary (without the prior express written consent of the Trust Beneficiaries)

          Section 12.   Non-Alienation.  Except insofar as applicable law may otherwise require, and subject to Section 4, (i) no amount payable to any Trust Beneficiary at any time under the Trust and no interest in the Trust shall be subject in any manner to alienation by anticipation, sale, transfer, disposition, assignment, bankruptcy, pledge, attachment, charge or encumbrance of any kind, and any attempt to so alienate, sell, transfer, dispose, assign, pledge, attach, charge or otherwise encumber any such amount, whether presently or thereafter payable, shall be void; and (ii) the Trust Fund shall in no manner be liable for or subject to the debts or liabilities of any Trust Beneficiary.

          Section 13.   Communications.

          13.1   Communications to the Employer.  Communications to the Employer shall be addressed to both the Chairman of the Board and the chief financial officer of Vornado Realty Trust, at the address set forth above or otherwise communicated to the Trustee (with a copy to Sullivan & Cromwell, 125 Broad Street, NY, NY, Attn: Janet Geldzahler, Esq.); provided, however, that upon the Employer’s written request, such communication shall be sent to other persons and/or addresses as the Employer may specify.

          13.2   Communications to the Trustee.  Communications to the Trustee shall be addressed to the Trustee at its principal place of business; provided, however, that upon the Trustee’s written request, such communications shall be sent to such other person or persons and/or addresses as the Trustee may specify. No communication shall be binding on the Trustee until it is received by the Trustee.

          13.3   Communications to Trust Beneficiaries.  Communications to a Trust Beneficiary shall be addressed to that individual at the last address provided by the Trust Beneficiary to the Trustee (or, if no address has been provided by the Trust Beneficiary, to the last address provided by the Employer)

          13.4   Requirement of a Writing.  Any action by the Employer pursuant to this Trust Agreement, including, without limitation, all communications, requests, notices, instructions, approvals and objections of the Employer to the Trustee, shall be in writing, signed on behalf of the Employer by any duly authorized agent or legal representative of the Employer and a copy shall be provided to the Trust Beneficiaries. Any action by a Trust Beneficiary shall be in writing signed by the Trust Beneficiary and shall be witnessed by a notary public. The Trustee may rely on, and will be fully protected with respect to any action taken or omitted in reliance on, any information, communication, request, notice, instruction, approval, objection or list delivered to the Trustee by the Employer and the Executive or, to the extent applicable under this Trust Agreement, by a Trust Beneficiary.

          Section 14.   Miscellaneous.

          14.1   Binding on Successors and Assigns.  This Trust Agreement shall be binding upon and inure to the benefit of the Employer and the Trustee and their respective successors and assigns.

          14.2   Trustee Not Responsible for Actions of Others.  The Trustee assumes no obligation or responsibility with respect to any action required by this Trust Agreement on the part of the Employer.

          14.3   Information on Trust Beneficiaries.  Each Trust Beneficiary shall file with the Trustee such pertinent information concerning such Trust Beneficiary and any other person as the Trustee shall reasonably demand and specify. The Trustee may rely and shall be fully protected in relying on any information provided by a Trust Beneficiary pursuant to this Section 14.3.

          14.4   Merger or Reorganization of Trustee.  Any corporation into which the Trustee may be merged or with which it may be consolidated or any corporation resulting from any merger, reorganization or consolidation to which the Trustee may be a party or any corporation to which all or substantially all the trust business of the Trustee may be transferred shall be the successor of the Trustee hereunder without the execution or filing of any instrument or the performance of any act.

          14.5   Titles to Sections.  Titles to the Sections in this Trust Agreement are included for convenience only and shall not control the meaning or interpretation of any provision of this Trust Agreement. Any capitalized terms not specifically defined in this Agreement shall have the meaning ascribed thereto in the Employment Agreement.

          14.6   Governing State Law.  The Trust Agreement and the Trust established hereunder shall be governed by, and construed, enforced and administered in accordance with, the laws of the State of New York without reference to principles of conflicts of law and the Trustee shall be liable to account only in the federal and/or state courts of the State of New York.

          14.7   Arbitration.  Any dispute between or among any Trust Beneficiary, the Employer and/or the Trustee as to the interpretation or application of the provisions of this Trust and/or amounts payable hereunder shall be determined exclusively by binding arbitration in the City of New York, in the State of New York, and, except as provided herein, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court of competent jurisdiction. All fees and expenses of such arbitration shall be promptly paid or reimbursed by the Employer.

          14.8   Execution in Counterparts.  This Trust Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original (although the others are not produced), but all of which shall together constitute only one trust agreement.

          14.9   Effective Date.  The effective date of this Trust Agreement shall be December 2, 1996.

          IN WITNESS WHEREOF, this Trust Agreement has been duly executed by the parties hereto as of the day and year first above written.

Vornado Realty Trust
ATTEST:	By:	/s/ Steven Roth

		Name: Title:	Steven Roth Chief Executive Officer

THE CHASE MANHATTAN
ATTEST:	By:	/s/ William P. Barrosch

		Name: Title:	William P. Barrosch Vice President